Exhibit 10.1.4

FIRST AMENDMENT

TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“First Amendment”) shall be effective as of September 17, 2012 (“the Effective Date”), and is made between SPARTON CORPORATION, an Ohio corporation, whose headquarters are located at 425 N. Martingale Road, Suite 2050, Schaumburg, IL 60173 (“Corporation”), as the employer, and Gordon Madlock (“Executive”), as the employee.

1. Article 6.3 of the parties’ Executive Employment Agreement is amended and restated in its entirety to read as follows:

6.3 If the Executive’s employment is involuntarily terminated for any reason other than “just cause,” death, or disability, the Corporation shall provide Executive with the following Separation Benefits:

(a) A one-time, Severance Payment equivalent to nine (9) months of current Base Salary. If, however, the Executive is involuntarily terminated within twelve (12) months of a “Change in Control,” the Severance Payment shall be equivalent to twelve (12) months of current Base Salary. This Severance Payment will be made as a part of the Corporation’s standard payroll over the applicable nine (9) or twelve (12) month period and shall be subject to standard payroll deductions and all other legal requirements. The Severance Payment shall commence on the first pay period after the sixtieth (60th) day following Executive’s date of termination.

(b) Payment of nine (9) months of COBRA premiums or, in the event of an involuntary termination within twelve (12) months of a Change in Control only, twelve (12) months of COBRA premiums for medical insurance for Executive and/or his dependents if, and only if, Executive timely elects coverage for COBRA continuation.

(c) Payment of outplacement services in an amount not to exceed twenty-five thousand dollars ($25,000.00).

(d) Executive agrees that in order to receive the Separation Benefits, Executive must execute a separation agreement and general waiver and release of claims (“Release”) in a form satisfactory to the Corporation and he must return to the Corporation any property belonging to the Corporation which is in the Executive’s possession or under his control. If Executive fails to return the Release to Corporation in sufficient time so that it becomes irrevocable within sixty (60) days after the date of termination, Executive shall forfeit his right to the Separation Benefits. Executive further agrees that in the event he violates Article VII, the Corporation may terminate the Separation Benefits and Executive will repay any Separation Benefits he has received and any COBRA premiums paid by Corporation.

(e) For purpose of this Article 6.3, the term “Change in Control” means: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) ownership of stock of the Corporation possessing thirty percent (30%) or more of the total voting power of the stock of the Corporation; (iii) a majority of the members of the Board of Directors is replaced during any twelve (12) month period by directors whose appointment is not endorsed by a majority of the members of the Board of Directors before the date of appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) assets from the Corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions.

2. Article 7.2 of the parties’ Executive Employment Agreement is amended and restated in its entirety to read as follows:

The Executive shall not, directly or indirectly, within the territory comprising the United States and Canada, for a period of eighteen (18) months following the date of termination of his employment for whatever reason, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, joint venture, syndicate, company or corporation as principal, agent, shareholder, employee, or consultant, engage in any of the same business endeavors engaged in by Corporation and any of its subsidiaries, or:

(a) induce or attempt to influence or induce any of the employees of the Corporation (including its subsidiaries) to leave their employment;

(b) hire, employ or utilize the services of any employee of the Corporation (including its subsidiaries); or

(c) contact any Corporation customer (or prospective customer that Corporation is actively soliciting) for the purposes of: (i) inducing them to terminate their business relationship with Corporation, (ii) discouraging them from doing business with Corporation, or (iii) offering products or services that are similar to or competitive with those of Corporation. “Contact” with any customer includes responding to contact initiated by the customer.

3. This First Amendment contains the entire understanding of Executive and Corporation with respect to the subjects of Sections 1 and 2. This First Amendment cannot be modified except by written agreement between the parties. Executive represents that he has not been given any oral or written promises relating to the subjects of Sections 1 and 2 that are not contained in this First Amendment. Except for those provisions amended in this First Amendment, all provisions of the Executive Employment Agreement remain in full force and effect. This First Amendment shall be construed in accordance with the laws of the State of Illinois (exclusive of its choice of law rules). Executive acknowledges that he has had the opportunity to review this First Amendment and to discuss it with legal counsel if he chooses. This First Amendment may be executed in any number of counter-parts, all of which when taken together, shall constitute one original First Amendment.

IN WITNESS WHEREOF the parties hereto acknowledge and agree that they have read and understand the terms of this First Amendment, and that they have executed this First Amendment of their own free act, on the dates set forth below, to be effective as of the Effective Date set forth herein.

SPARTON CORPORATION		EXECUTIVE

By:	/s/ Larry Brand		/s/ Gordon Madlock
	Larry Brand Vice President, Human Resources		Gordon Madlock

Dated:	9/17/12	Dated:	9/17/12

3